June 04, 2020

Acacia Agrees to Acquire Portfolio of Life Science Assets for £223.9 million

Equity interests in up to 19 public and private life sciences companies

New York, NY – June 04, 2020 - Acacia Research Corporation (“we”, "Acacia" or "the Company") (Nasdaq: ACTG), a publicly-traded investor in absolute return assets, today announced that it had entered into an agreement with Link Fund Solutions Limited (“LFS”) to purchase shares in up to 19 public and private life sciences companies from LF Equity Income Fund (the “Fund”) for a total consideration of up to £223.9 million. The acquisition of the private companies is subject to the waiver or completion of customary pre-emption processes of such companies.

Clifford Press, Chief Executive Officer, stated, “This transaction is representative of the exceptional capabilities of Acacia’s transactional team with the financial and structuring support of our strategic partnership with Starboard Value LP. Despite pandemic conditions in the USA and UK, this transaction was enabled by the resources that Acacia brought to bear, including experience in complex financial structures; and highlights the flexibility and agility of our investment team – all supported by our ready access to capital.”

Al Tobia, President and Chief Investment Officer, added, “This is a unique transaction, entered into during a period of unparalleled market turmoil and dislocated equity markets. We previously communicated our interest in life sciences assets and have been actively researching opportunities to invest in this sector. Our acquisition of the life sciences portfolio from the Fund is a product of those research activities.”

Mr. Tobia noted, “We appreciate the financial and transactional support that we have received from Starboard Value throughout this process. This is an exciting step in transforming Acacia into a leading absolute return-focused platform for investing in intellectual property, technology, and other unique investment and acquisition opportunities. Acacia’s strategic committee continues to identify and research new opportunities in operating companies in parallel with this transaction. Following this transaction, we will continue to have substantial access to capital and financial flexibility to complete further acquisitions of size.

The transaction will be financed with $35 million in cash currently in escrow; the issuance of $115 million in new Starboard Notes; and cash on hand. Given the unique nature of this transaction, we have amended our agreement with Starboard to allow the Company to reduce its dividend and interest expense to the extent that the full proceeds of the financing are not needed in the near term, while maintaining the ability to deploy the full $400 million in Starboard capital into new investments.”

Advisors

Acacia was advised by WG Partners LLP, a life sciences-specialist investment bank. WG Partners originated the transaction and has advised Acacia on due diligence and transactional matters. Acacia’s legal advisors were Herbert Smith Freehills, LLP in London, and Schulte, Roth, and Zabel, LLP in New York. LFS were advised by PJT Park Hill. LFS’s legal advisors were Debevoise and Plimpton, LLP in London.

About Acacia Research Corporation

Founded in 1993, Acacia Research Corporation (ACTG) invests in absolute return assets of intellectual property, life sciences, and other developed technologies. In 2020, Acacia embarked on a strategic partnership with Starboard Value, L.P. to build a platform to pursue opportunities that leverage Acacia’s governance experience and significant capital resources.

Information about Acacia Research Corporation and its subsidiaries is available at www.acaciaresearch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the ability to successfully implement our strategic plan, the ability to successfully build out a new leadership team within a certain timeframe, the ability to streamline financial reporting, the ability to successfully develop licensing programs and attract new business, changes in demand for current and future intellectual property rights, legislative, regulatory and competitive developments addressing licensing and enforcement of patents and/or intellectual property in general, general economic conditions and the success of our investments. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and any amendments to the forgoing, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

The results achieved in the most recent quarter are not necessarily indicative of the results to be achieved by us in any subsequent quarters, as it is currently anticipated that Acacia Research Corporation’s financial results will vary, and may vary significantly, from quarter to quarter. This variance is expected to result from a number of factors, including risk factors affecting our results of operations and financial condition referenced above, and the particular structure of our licensing transactions, which may impact the amount of inventor royalties and contingent legal fees expenses we incur from period to period.

Inquiries - US:

Rob Fink

FNK IR

646-809-4048

rob@fnkir.com

Inquiries - UK:

David Bick

On behalf of WG Partners LLP

+44 (7831) 381201

david.bick@square1consulting.co.uk